As filed with the Securities and Exchange Commission on August 14, 2000

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                               LECROY CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             13-2507777
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

     700 CHESTNUT RIDGE ROAD, CHESTNUT RIDGE, NEW YORK 10977 (914) 425-2000 (Address and telephone number of registrant's principal executive offices)

             LUTZ P. HENCKELS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               LECROY CORPORATION
                             700 CHESTNUT RIDGE ROAD
                         CHESTNUT RIDGE, NEW YORK 10977
                                 (914) 425-2000

            (Name,address, including ZIP code, and telephone number,
                  including area code, of agent for service and
                    registrant's principal executive offices)

                                    Copy to:
                             ROGER D. FELDMAN, ESQ.
                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 951-8000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                           ---------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                           CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES               AMOUNT TO       OFFERING PRICE         AGGREGATE           AMOUNT OF
           TO BE REGISTERED               BE REGISTERED     PER SHARE (1)        OFFERING PRICE     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.........    100,000 shares        $12.8125            $1,281,250             $339
====================================================================================================================

(1) Calculated in accordance with Rule 457(c) based on the average of the high and low prices reported on the Nasdaq National Market on August 10, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.
THESE SECURITIES SHALL NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              Subject to Completion

                               LECROY CORPORATION
                                  COMMON STOCK

                                 100,000 SHARES

Selling stockholders identified in this prospectus may sell up to 100,000 shares of common stock of LeCroy Corporation. LeCroy will not receive any of the proceeds from the sale of shares by the selling stockholders. LeCroy's common stock is listed on the Nasdaq National Market under the symbol "LCRY." On August 10, 2000, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $12.8125 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will, however, pay substantially all expenses related to the registration of the shares.

                 The date of this prospectus is August 14, 2000

                       WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     *   Annual Report on Form 10-K for the year ended June 30, 1999.

     * Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000.

     * The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

You may request a copy of any and all of these filings and documents at no cost, by writing or telephoning us at the following address:

                               LeCroy Corporation
                          Attention: Investor Relations
                             700 Chestnut Ridge Road
                         Chestnut Ridge, New York 10977
                                 (914) 578-6021

This prospectus is part of a Registration Statement on Form S-3 we filed with the SEC to register shares of our common stock. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                   THE COMPANY

LeCroy Corporation develops, manufactures, sells and licenses signal analyzers, principally high-performance digital oscilloscope, LAN (Local Area Networks)/WAN (Wide Area Networks) instruments and related products. LeCroy was founded and incorporated in the State of New York in 1964 and reincorporated in the State of Delaware in 1995. All references to "LeCroy," "we" or "us" are to LeCroy Corporation and include its subsidiaries, unless the context requires otherwise. Our principal executive offices are located at 700 Chestnut Ridge Road, Chestnut Ridge, New York 10977. Our phone number at that location is (914) 425-2000.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about LeCroy and our industry that involves risks and uncertainties. Our results, performance and achievements may be materially different from those expressed or implied by the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT PRESENTLY KNOW ABOUT OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO ADVERSELY IMPACT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE WERE NOT IN COMPLIANCE WITH CERTAIN COVENANTS IN OUR CREDIT AGREEMENT AT MARCH 31, 2000 AND OUR FINANCIAL PERFORMANCE WOULD BE ADVERSELY AFFECTED IF WE DO NOT FIND ADDITIONAL FINANCING SOURCES

Our continued investment in our Vigilant Networks segment, which focuses on our LAN Network analysis products, including the LAN analyzer product called Big Tangerine(TM), has resulted in our failure to meet certain financial covenants of our credit agreement with our banks at March 31, 2000. We obtained a waiver of such non-compliance from the banks for the quarter ended March 31, 2000 and we have amended the covenant requirements for the quarter ended June 30, 2000. In connection with that waiver and amendment, we provided additional collateral to the banks by granting them a mortgage on our facilities in Chestnut Ridge, New York. At that time, the maximum borrowing limitation under the credit agreement was reduced to $12.0 million and the interest rate on outstanding borrowings was increased to the prime rate plus two percent. Based on our projections, which include the continued significant investment and operating losses of our Vigilant Networks segment, it appears likely that we will be in violation of certain of our financial covenants at September 30, 2000. If we are out of compliance with these covenants and are unable to obtain waivers from our banks, the credit agreement would be in default and could be called by the banks. At June 30, 2000, we had borrowed $11.0 million under the credit agreement.

We have begun the process of seeking strategic investment partners for our Vigilant Networks business in order to capitalize on significant market opportunities, without carrying the full burden for this venture in terms of profit and cash in the future. In addition, in cooperation with our existing banks, we have started evaluating alternative financing opportunities with new lenders, which would provide additional credit availability and financial flexibility. However, there can be no assurance that we will be able to obtain strategic investment partners or obtain alternative financing. If we are unable to obtain strategic investment partners or find new financing opportunities, our financial performance would continue to be adversely affected and this would have a material adverse affect on our financial condition.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS

The market for signal analyzers such as our digital oscilloscopes is highly competitive. Our principal competitors in this market are Tektronix, Inc. and Agilent Technologies. Some of our principal competitors have substantially greater sales and marketing, development and financial resources than we do. We believe that each of these companies offers a wide range of products that attempt to address most segments of the digital oscilloscope market.

LeCroy believes that the principal factors of competition in the signal analyzer market are:

     * a product's performance (bandwidth, sample rate, record length and processing power)

     *   a product's price and quality

     *   the vendor's name recognition

     *   reputation

     *   product availability

     *   availability and quality of post-sale support

If any of our competitors surpass us or are perceived to have surpassed us with respect to one or more of these factors, we may lose potential customers. Our success will depend in part on our ability to maintain and develop the advanced technology used in our signal analyzer products, as well as our ability to offer high-performance products at a favorable price-to-performance ratio. LeCroy believes that it currently competes effectively with respect to each of the principal bases of competition in the signal analyzer market in the general price range ($5,000 to $36,000) in which our digital oscilloscopes are focused. Although there can be no assurance, we believe that we will continue to complete effectively.

We also participate in the communication test market. Our products are focused on data communications applications, primarily LAN network analysis. Our expertise in signal shape analysis has enabled us to develop the LAN analyzer product called Big Tangerine(TM), which identifies problems in critical networks that could not be discovered with conventional networking tools. Big Tangerine functions as a diagnostic tool capable of pinpointing the root cause of network disruptions, while the network is online. Our competitors may develop products similar to ours or use our products as models for developing their own, which could materially and adversely affect our business, results of operations and financial condition.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

We may experience significant fluctuations in our annual and quarterly operating results due to factors such as:

     *   timing of new product introductions by LeCroy and our competitors

     *   market acceptance of new or enhanced versions of our products

     *   changes in the product mix of sales

     * changes in the relative proportions of sales in currencies other than the United States dollar

     * changes in the relative proportions of sales among distribution channels

     *   changes in manufacturing costs or other expenses

     *   competitive pricing pressures

     *   changes in our annual license fee revenues

     *   the gain or loss of significant customers or distribution channels

     *   increased research and development expenses

     *   general economic conditions

Consequently, there can be no assurance that our revenues will continue to increase or that we will be profitable. Additionally, it is possible that in some future periods, our results of operations, including gross margins, will be below the expectations of public market analysts and investors. This may materially and adversely affect our common stock.

IF WE DO NOT SUCCESSFULLY MANAGE OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL SUFFER

We purchase parts, components and sub-assemblies from suppliers around the world in a variety of currencies. We also sell products around the world in a variety of currencies. As a result, we are exposed to risks from:

     *   fluctuations in foreign currency exchange rates

     * unexpected changes in government policies and legal and regulatory requirements

     *   imposition of tariffs and export controls

     *   financial instability affecting Asian markets

     *   transportation delays

     *   political instability

     *   general economic conditions

The relationship among the United States dollar, Swiss franc, Japanese yen and Korean wan, and, to a lesser extent, the German deutschemark, British pound, French franc and Italian lira, is a key factor in the relative fluctuations in exchange rates. Our local currency revenues, if any, do not generally offset local currency expenses resulting from manufacturing and the worldwide sourcing of parts, components and sub-assemblies. Additionally, fluctuations in exchange rates could affect the demand for our products.

We do not attempt to reduce our foreign currency exchange risks by entering into other foreign currency management programs or hedging transactions and have no plans to do so in the near future. As a consequence, there can be no assurance that our results of operations will not be adversely affected by fluctuations in foreign currency exchange rates in the future, as a result of mismatches between local currency revenues and expenses, the translation of foreign currencies into the United States dollar, our financial reporting currency, or otherwise.

WE RELY ON SEVERAL SINGLE-SOURCE SUPPLIERS

We obtain certain parts, components and sub-assemblies from single sources. This is particularly true with respect to several key integrated circuits made by single-source suppliers (Motorola, Philips, TRW and LSI Logic). Alternative sources of supply for integrated circuits would be particularly difficult to develop over a short period of time. An interruption in supply or an increase in price for our parts, components and sub-assemblies would have a material adverse effect on our business, results of operations and financial condition.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY OR WE MAY NOT SUCCEED

Our ability to continue our recent growth and to successfully manage future growth will depend on a number of factors, such as:

     *   improving our operational, financial and management information systems

     *   integrating new products into our product line

     *   training, motivating and managing our employees

     *   attracting and retaining senior managers

Our failure to effectively manage any future growth could materially and adversely affect our business, results of operations and financial condition. Additionally, if we are unable to leverage our core competence into new high-growth markets, our business, results of operations and financial condition could be materially and adversely affected.

WE DEPEND ON OUR KEY PERSONNEL AND QUALIFIED FUTURE HIRES TO IMPLEMENT OUR EXPANSION STRATEGY

Our success depends on the efforts and abilities of our senior management and key employees in the sales, marketing, research and development and manufacturing areas. Many of these employees would be difficult to replace. We do not have employment contracts with most of our key personnel. If we cannot retain existing key managers and employ additional qualified senior employees, our business, financial condition and results of operations could be materially and adversely affected. Future expansion of our operations will require us to attract, train and retain substantial numbers of new personnel. We may experience labor disputes or union organization attempts. These factors could increase our operating expenses. If we are unable to recruit or retain a sufficient number of qualified employees or the costs of compensation or employee benefits increase substantially, our business, financial condition and results of operations could be materially and adversely affected.

WE DEPEND ON HIGH-PERFORMANCE PRODUCTS

We are primarily engaged in the development, manufacture and sale of high-end digital oscilloscopes. We derive a substantial portion of our revenues from sales of our principal product families of digital oscilloscopes. Sales of digital oscilloscopes are expected to continue to account for a substantial portion of our total revenues. A reduction in demand for these products, whether due to the introduction of competing products or otherwise, would have a material adverse effect on our business, results of operations and financial condition. In addition, because development of new products is rapid, if we do not manage our inventory well we could have significant quantities of obsolete inventory.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

LeCroy's success substantially depends upon our technology and products. We rely on patent and trade secret laws to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation might result in substantial costs and diversion of resources and management attention. Any infringement or misappropriation of our proprietary rights and the related costs of enforcing those rights could have a material adverse effect on our business.

WE MAY INFRINGE UPON OTHER PARTIES' PROPRIETARY RIGHTS

Our business activities may infringe upon the proprietary rights of others, who may assert infringement claims against us. Such claims and any resultant litigation could subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention.

WE COULD BE AFFECTED BY GOVERNMENT REGULATION AND OTHER LEGAL UNCERTAINTIES

We manufacture our products in the United States, and sell our products and purchase parts, components and sub-assemblies in a number of countries. We are therefore subject to legal and regulatory requirements, particularly the imposition of tariffs, customs and export controls, in a variety of countries. In addition, the export of digital oscilloscopes from the United States is subject to regulation under the Treaty for Nuclear Non-Proliferation.

Our subsidiary, Digitech Industries, Inc., has been involved in environmental remediation activities. We do not expect that the ultimate resolution of this environmental matter will have a material adverse effect on our results of future operations, financial position or competitive position.

WE ARE PARTY TO A LICENSE AGREEMENT THAT REQUIRES ROYALTY PAYMENTS

In February 1994, we settled litigation with Tektronix, Inc. involving allegations that our digital oscilloscope products infringed patents held by Tektronix. As part of the settlement, we entered into a license agreement with respect to such patents. Pursuant to the license agreement, we made an initial payment of approximately $1.5 million. In addition, we are required to make future royalty payments in a minimum aggregate amount of $3.5 million over ten years ending June 30, 2004. We may be required to make up to an additional $3.5 million in contingent royalty payments depending on sales of certain of our products in certain territories over the life of the patents. The total royalty payments made to Tektronix through June 30, 2000 were $7.3 million.

The settlement agreement with Tektronix provides that Tektronix may terminate the license in the event that:

     * LeCroy acquires 20% or more of the stock of, or a controlling interest in, any of a number of specified companies participating in the oscilloscope market or any of their respective affiliates

     * any of the specified companies or their affiliates acquires 20% or more of the stock of, or a controlling interest in, LeCroy or an affiliate of ours

     * we attempt to transfer the Tektronix license to one of the specified companies

These provisions could preclude us from investing in or acquiring such companies. These provisions could also discourage companies or other third parties from attempting to acquire control of LeCroy or limit the price that such parties might be willing to pay for our common stock. In addition, the terms of the license agreement could limit the price that investors might be willing to pay in the future for our common stock.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR STOCK OR OUR ABILITY TO SELL OUR BUSINESS

Our certificate of incorporation, by-laws and stockholders rights plan, as well as the provisions of the Tektronix settlement described above, contain anti-takeover provisions that could make it difficult for a third party to acquire control of us. These provisions include:

     * we can issue preferred stock with rights senior to those of common stock without any further vote or action by the stockholders

     * our board of directors can eliminate the right of stockholders to act by written consent

     * our board of directors can impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions

These provisions could limit the price that investors might be willing to pay in the future for our common stock. These provisions could also have the effect of delaying or preventing a change in control of LeCroy. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock. The issuance of preferred stock could also adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could decrease the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE IN THE FUTURE

Since the completion of our initial public offering in October 1995, the market price of our common stock has fluctuated significantly. The stock price could fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

     *   announcements of developments related to our business

     * announcements of technological innovations or new products or enhancements by LeCroy or our competitors

     *   sales by competitors, including sales to our customers

     * sales of common stock into the public market, including by members of management

     * developments in our relationship with our customers, partners, distributors and suppliers

     * shortfalls or changes in revenue, gross margins, earnings or losses, or other financial results from analysts' expectations

     *   regulatory developments

     *   fluctuations in results of operations

     *   trends in the seasonality of our sales

     *   general conditions in our market or the markets served by our customers

In addition, in recent years the stock market in general and the market for shares of technology stocks in particular have experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. There can be no assurance that the market price of our common stock will not decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our operating performance.

WE HAVE NOT DECLARED ANY DIVIDENDS

We have never declared or paid cash dividends on our common stock. We intend to retain all available funds for use in the operation and expansion of the business. We therefore do not intend to declare or pay any cash dividends in the foreseeable future.

                               SELLING STOCKHOLDER

The selling stockholder acquired his shares of common stock, in a transaction exempt from the registration requirement of the Securities Act, in connection with a merger where one of our newly formed subsidiaries was merged into Lightspeed Electronics, Inc. Under the terms of the merger agreement, the shares of Lightspeed common stock issued and outstanding immediately before the effectiveness of the merger were converted into an total of 100,000 shares of our common stock. Under the terms of the merger agreement, we agreed to use our best efforts to file with the Securities and Exchange Commission a Registration Statement for the purpose of registering for resale by the sole stockholder of Lightspeed the shares of our common stock which he received in the merger.

The term selling stockholder refers to the holder listed below and his transferees, pledgees, donees, and other successors.

As of August 1, 2000 the selling stockholder, with the exception of the shares covered by this prospectus, held of record no shares of our outstanding common stock. The selling shareholder has not within the past three years held any position, office or had any other material relationship with us or our affiliates.

As of August 1, 2000, 7,912,694 shares of our common stock were issued and outstanding.

The following table sets forth certain information regarding the selling stockholder's beneficial ownership of our common stock as of August 1, 2000 and as adjusted to reflect the sale of all of the common stock offered by the selling stockholder:

Name of Selling         Shares Owned                                  Shares to be Owned
  Stockholder        Prior  to Offering      Shares Offered (1)         After Offering
----------------     -------------------     ------------------         --------------
 Robert Miller             100,000                  100,000                    0

(1) See "Plan of Distribution."

                                 USE OF PROCEEDS

LeCroy will not receive any of the proceeds from the sale of shares by the selling stockholder.

                              PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling stockholder in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may offer his shares of common stock in one or more of the following transactions:

     * on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market;

     *   in the over-the-counter market;

     *   in private transactions;

     *   through options;

     *   by pledge to secure debts and other obligations; or

     *   a combination of any of the above transactions.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

All expenses of this registration will be paid by LeCroy. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholder will pay all underwriting discounts and selling commissions, if any.

                              CERTAIN LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts. Roger D. Feldman, a partner of Bingham Dana LLP, is an Assistant Secretary of LeCroy. Mr. Feldman holds as trustee of certain trusts an aggregate of 91,115 shares of common stock. Mr. Feldman disclaims beneficial ownership of these shares. Brian Keeler, a partner of Bingham Dana LLP, is also an Assistant Secretary.

                                     EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance upon Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================
We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of August 14, 2000. You should not assume that this prospectus is accurate as of any other date.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Where You Can Get More
  Information ...........................................................    2

The Company .............................................................    2

Forward-looking Statements ..............................................    2

Risk Factors ............................................................    3

Selling Stockholder .....................................................    8

Use of Proceeds .........................................................    9

Plan of Distribution ....................................................    9

Certain Legal Matters ...................................................    9

Experts .................................................................   10

================================================================================

================================================================================
                                 100,000 SHARES

                               LECROY CORPORATION

                                  COMMON STOCK

                               -------------------

                                   PROSPECTUS

                                August 14, 2000

                               -------------------

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Securities and Exchange Commission Registration Fee ..............       $   339
Nasdaq National Market Fees ......................................       $ 2,000
Fees of Registrar and Transfer Agent .............................      *$   500
Legal Fees and Expenses ..........................................      *$ 5,000
Accounting Fees and Expenses .....................................      *$ 5,000
Miscellaneous ....................................................      *$ 1,000
                                                                         -------
     Total .......................................................       $13,839
                                                                         -------

---------
*  Estimates

ITEM 15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

The Amended and Restated By-Laws of the Company provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company has entered into indemnification agreements with its executive officers and directors, pursuant to which the Company has agreed to indemnify such persons to the fullest extent permitted by law, and providing for certain other protections.

The Company maintains insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under applicable securities laws.

ITEM 16.      EXHIBITS.

     2.1 Agreement and Plan of Merger and Reorganization between the Registrant, the Merger Sub, Lightspeed, the Selling Stockholder and Mickey Miller (only for purposes of Sections 8 and 9.2A of the Agreement).

     4.1 Specimen Certificate for Shares of the Registrant's Common Stock, par value $.01 per share, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 33-95620).

     5        Opinion of Bingham Dana LLP, counsel to the Registrant.

     10. Executive Employment Agreement, dated as of July 14, 2000, between the Registrant and Robert Miller.

     23.1     Consent of Bingham Dana LLP (included in Exhibit 5).

     23.2     Consent of independent auditors, Ernst & Young LLP.

     24.1     Power of Attorney (included on signature page).

ITEM 17.        UNDERTAKINGS.

         (A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (B) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (D) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (E) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Chestnut Ridge, State of New York, on August 14, 2000.

                                        LECROY CORPORATION

                                        By:  /s/ Raymond F. Kunzmann
                                             -----------------------------------
                                             RAYMOND F. KUNZMANN
                                             VICE PRESIDENT AND CHIEF FINANCIAL
                                             OFFICER

                                POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Raymond F. Kunzmann and Roger D. Feldman, and each of them singly, acting alone and without the other, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution in each of them, for him and his name, place and stead, and in any and all capacities, to do and perform any and all acts and to sign any and all amendments (including without limitation post-effective amendments) to this registration statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE                          CAPACITY(-IES)                  DATE
         ---------                          --------------                  ----

  /s/  Charles A. Dickinson            Chairman of the Board           August 14, 2000
---------------------------------      of the Board of Directors
     CHARLES A. DICKINSON


  /s/  Lutz P. Henckels                President, Chief Executive      August 14, 2000
---------------------------------      Officer and Director
     LUTZ P. HENCKELS


  /s/  Raymond F. Kunzmann             Vice President--Finance,        August 14, 2000
---------------------------------      Chief Financial Officer,
     RAYMOND F. KUNZMANN               Secretary and Treasurer
                                       (Principal Financial and
                                       Accounting Officer)

  /s/  Robert E. Anderson              Director                        August 14, 2000
---------------------------------
     ROBERT E. ANDERSON

  /s/  Douglas A. Kingsley             Director                        August 14, 2000
---------------------------------
     DOUGLAS A. KINGSLEY

  /s/  Walter O. LeCroy, Jr.           Director                        August 14, 2000
---------------------------------
     WALTER O. LECROY, JR.

  /s/  William G. Scheerer             Director                        August 14, 2000
---------------------------------
     WILLIAM G. SCHEERER

  /s/  Allyn C. Woodward, Jr.          Director                        August 14, 2000
---------------------------------
     ALLYN C. WOODWARD, JR.


                                  EXHIBIT INDEX

     2.1 Agreement and Plan of Merger and Reorganization between the Registrant, the Merger Sub, Lightspeed, the Selling Stockholder and Mickey Miller (only for purposes of Sections 8 and 9.2A of the Agreement).

     10. Executive Employment Agreement, dated as of July 14, 2000, between the Registrant and Robert Miller.

     5.       Opinion of Bingham Dana LLP, counsel to the Registrant.

     23.1     Consent of Bingham Dana LLP (included in Exhibit 5).

     23.2     Consent of independent auditors, Ernst & Young LLP.

     24.1     Power of Attorney (included on signature page).